                                                                      EXHIBIT 23



              Consent of Independent Certified Public Accountants




We have issued our report dated June 6, 1996, accompanying the consolidated financial statements incorporated by reference in the Annual Report of Software Spectrum, Inc. on Form 10-K for the year ended March 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statements of Software Spectrum, Inc. on Forms S-8 (Software Spectrum, Inc. 1993 Long Term Incentive Plan, Software Spectrum, Inc. Employee Stock Purchase Plan and Amended and Restated Stock Option Plan, filed on July 19, 1995, and Software Spectrum, Inc. Non-Employee Directors' Retainer Stock Plan, filed on September 28, 1995).



GRANT THORNTON LLP

Dallas, Texas
July 1, 1996